Exhibit 10.1

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of February 16, 2011, is entered into by and among LaBranche & Co Inc., a Delaware corporation (the “Company”), and RCG Holdings LLC, a Delaware limited liability company (the “Stockholder”).

WHEREAS, the Stockholder owns (both beneficially and of record) in the aggregate 33,576,099 shares of the Class A common stock, par value $0.01 per share (“Parent Common Stock”) and such shares of Parent Common Stock together with any shares of Parent Common Stock acquired by the Stockholder after the date hereof being collectively referred to herein as the “Shares”) of Cowen Group, Inc., a Delaware corporation (“Parent”);

WHEREAS, the Company, Parent, and Louisiana Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”); and

WHEREAS, the Stockholder has agreed to enter into this Agreement in order to induce the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the Company’s entering into the Merger Agreement and of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

SECTION 2. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to the Company as follows:

(a) Title to the Shares. The Stockholder is the record and beneficial owner of, and has good and marketable title to, 33,576,099 shares of Parent Common Stock, which as of the date hereof constitutes all of the shares of Parent Common Stock, or any other securities convertible into or exercisable for any shares of Parent Common Stock, (all collectively being “Parent Securities”) owned beneficially and of record by the Stockholder. The Stockholder does not have any rights of any nature to acquire any additional Parent Securities. Except for (i) the Fourth Amended and Restated Limited Liability Company Agreement of the Stockholder, dated as of November 2, 2009 (the “Stockholder LLC Agreement”), (ii) proxies and restrictions in favor of the Company granted pursuant to this Agreement and (iii) such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, the Stockholder owns all of such shares of Parent Common Stock free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, restrictions, charges, proxies and other encumbrances of any nature, and has not appointed or granted any proxy, power of attorney or other authorization, which appointment or grant is still effective, with respect to any of such shares of Parent Common Stock owned by the Stockholder.

(b) Organization. The Stockholder is duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(c) Authority Relative to this Agreement. The Stockholder has the limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d) No Conflict. Except for any filings as may be required by applicable federal securities laws, the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person by the Stockholder; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the Stockholder LLC Agreement or any other agreement to which the Stockholder is a party, including any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture lease or other agreement, instrument, permit, concession, franchise or license; or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder’s property or assets.

SECTION 3. Covenants of Stockholder.

(a) Restriction on Transfer. Except as may be required pursuant to the Stockholder LLC Agreement or as set forth on Schedule A hereto, the Stockholder hereby covenants and agrees that prior to the termination or expiration of this Agreement, Stockholder shall not sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant any proxy to, deposit any Shares into a voting trust, enter into a voting trust agreement or create or permit to exist any additional security interest, lien, claim, pledge, option, right of first refusal, limitation on voting rights, charge or other encumbrance of any nature with respect to the Shares.

(b) Additional Shares. Prior to the termination of this Agreement, the Stockholder will promptly notify the Company of the number of any new shares of Parent Common Stock or any other Parent Securities acquired directly or beneficially by the Stockholder, if any, after the date hereof. Any such shares shall automatically become “Shares” within the meaning of this Agreement immediately upon their acquisition by such Stockholder.

SECTION 4. Voting Agreement.

(a) Voting Agreement. The Stockholder hereby agrees that prior to the termination of this Agreement, at any meeting of the stockholders of Parent, however called, in any action by written consent of the stockholders of Parent, or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, the Stockholder shall vote the Shares owned beneficially or of record by the Stockholder as follows:

(i) in favor of the Parent Stock Issuance;

(ii) against any action or agreement that has or would be reasonably likely to result in any conditions to Parent’s obligations under Article VIII of the Merger Agreement not being satisfied;

(iii) against any Parent Acquisition Proposal;

(iv) against any amendments to the Parent Organizational Documents if such amendment would reasonably be expected to prevent or delay the consummation of the Closing; and

(v) against any other action or agreement that is intended, or would reasonably be expected, to impede, interfere with, delay, or postpone the Merger or the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of stock of Parent.

(b) Grant of Proxy. The Stockholder hereby irrevocably grants to and appoints, the Company and each of its designees (the “Authorized Parties” and each an “Authorized Party”), and each of them individually as the Stockholder’s proxy and attorney-in-fact (with full power of substitution) for and in the name, place and stead of the Stockholder, to vote the Shares or execute one or more written consents or approvals in respect of the Shares:

(i) in favor of the Parent Stock Issuance;

(ii) against any action or agreement that has or would be reasonably likely to result in any conditions to Parent’s obligations under Article VIII of the Merger Agreement not being satisfied;

(iii) against any Parent Acquisition Proposal;

(iv) against any amendments to the Parent Organizational Documents if such amendment would reasonably be expected to prevent or delay the consummation of the Closing; and

(v) against any other action or agreement that is intended, or would reasonably be expected, to impede, interfere with, delay, or postpone the Merger or the transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of stock of Parent.

The Stockholder hereby ratifies and confirms that the irrevocable proxy set forth in this Section 4.2(b) is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the Stockholder’s duties in accordance with this Agreement. The Stockholder hereby further ratifies and confirms that the irrevocable proxy granted hereby is coupled with an interest and may under no circumstances be revoked, except as otherwise provided in this Agreement. Such irrevocable proxy shall be valid until termination of this Agreement. The power of attorney granted by the Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the Stockholder. Upon the execution of this Agreement, the Stockholder hereby revokes any and all prior proxies or powers of attorney given by the Stockholder with respect to voting of the Shares on the matters contemplated hereby and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of the Shares on the matters contemplated hereby until after the termination of this Agreement. The Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the Stockholder’s granting of the proxy contained in this Section 4(b). The Stockholder hereby affirms that the proxy granted in this Section 4(b) is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of the Stockholder under this Agreement. If for any reason the proxy granted herein is found by a court of competent jurisdiction to not be valid, then the Stockholder agrees to vote the Shares in accordance with Section 4(a). For Shares as to which the Stockholder is the beneficial but not the record owner, the Stockholder shall take all necessary actions to cause any record owner of such Shares to irrevocably constitute and appoint the Company and its designees as such record owner’s attorney and proxy an irrevocable proxy to the same effect as that contained herein.

(c) Other Voting. The Stockholder shall vote on all issues other than those specified in this Section 4 that may come before a meeting of the stockholders of Parent in its sole discretion, provided that such vote does not contravene the provisions of this Section 4. Nothing in this Agreement shall be deemed to govern or relate to any actions, omissions to act, or votes taken or not taken by any designee of the Stockholder serving on the Parent’s Board of Directors in such designee’s capacity as a director of Parent and in accordance with the Merger Agreement, and no such action taken by such designee in his capacity as a director of Parent shall be deemed to violate any of the Stockholder’s duties under this Agreement.

SECTION 5. Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholder as follows:

5.1. Organization. The Company is duly organized, validly existing, and in good standing under the laws of the state of Delaware.

5.2. Authority Relative to this Agreement. The Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Stockholder, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.3. No Conflict. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person by the Company, except for filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation or by-laws of the Company or any other agreement to which the Company is a party; or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Company or to the Company’s property or assets.

SECTION 6. Further Assurances. The Stockholder shall, without further consideration, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company may request for the purpose of effectuating the matters covered by this Agreement.

SECTION 7. Stop Transfer Order. In furtherance of this Agreement, concurrently herewith the Stockholder shall and hereby does authorize the Company to notify Parent’s transfer agent that there is a stop transfer order with respect to all Shares (and that this Agreement places limits on the voting and transfer of the Shares). The Stockholder further agrees to cause Parent not to register the transfer of any certificate representing any of the Shares unless such transfer is made in accordance with the terms of this Agreement.

SECTION 8. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding on any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. In the event of any stock split, stock dividend, merger, consolidation, reorganization, recapitalization or other change in the capital structure of Parent affecting the Parent Common Stock or other voting securities of Parent, the number of Shares shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Parent Common Stock or other Parent Securities issued to or acquired by the Stockholder.

SECTION 9. Termination. This Agreement and the proxy granted pursuant to Section 4(b) shall automatically terminate without further action of the parties on the first to occur of (a) the Effective Time, (b) a Parent Adverse Recommendation Change in accordance with the Merger Agreement or (c) the termination of the Merger Agreement, provided that the provisions of Section 10 hereof shall survive any such termination.

SECTION 10. Miscellaneous.

(a) Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(b) Specific Performance. The parties hereto agree that, in the event any provision of this Agreement is not performed in accordance with the terms hereof, (i) the non-breaching party will sustain irreparable damages for which there is not an adequate remedy at law for money damages and (ii) the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(c) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

(d) Assignment. Without the prior written consent of the other party to this Agreement, no party may assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other party hereto shall be null and void.

(e) Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(h) Notices. Except as otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10(h):

if to the Stockholder:

RCG Holdings LLC c/o C4S & Co., L.L.C. 599 Lexington Avenue New York, NY 10022
Attention:	Peter A. Cohen
Owen S. Littman
Facsimile:	(212) 845-7995

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:	David K. Boston
Laura L. Delanoy, Esq.
Facsimile:	(212) 728-8111

if to the Company:

LaBranche & Co Inc.

33 Whitehall Street

New York, NY 10004

Attention:	Stephen H. Gray
General Counsel
Facsimile:	(212) 952-9280

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:	Michael J. Aiello
Facsimile:	(212) 310-8007

(or at such other address for a party as shall be specified by like notice).

(i) Governing Law. This Agreement shall be governed by and construed, performed and enforced in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles.

(j) Exclusive Jurisdiction. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(k) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(l) Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(m) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

LABRANCHE & CO INC.

By:	/s/ George M.L. LaBranche, IV
Name: George M.L. LaBranche, IV
Title: Chief Executive Officer

RCG HOLDINGS LLC

By:	/s/ Peter A. Cohen
Name: Peter A. Cohen
Title: Authorized Signatory

Schedule A

1.	The Stockholder intends to distribute no more than 975,000 shares of Parent Common Stock no later than March 31, 2011 to certain of its members in accordance with the terms of the Stockholder LLC Agreement.